Exhibit 10.10

ADPT Corporation

December 10, 2010

Mary Dotz

Re:	Amendment to Separation Agreement dated September 29, 2010

Dear Mary,

As we have previously discussed, your employment with ADPT is extended and your final termination date is now May 31, 2011. You will remain on ADPT’s payroll and continue to receive payroll checks through your termination date. Your final payroll check will include any unused accrued vacation. Your current health and welfare benefits will end on May 31, 2011.

ADPT Corporation will reimburse you for your COBRA benefits effective June 1, 2011 through and until May 31, 2012 and your outplacement assistance will be available for sign up, for up to two months from your final termination date.

In addition, you will receive a 4% increase in your base pay effective December 7, 2010 and a new retention award of $125,000 to be paid on March 15, 2011 if you remain employed by ADPT Corporation through that date. If you are terminated without cause by ADPT Corporation prior to your termination date, you will still be entitled to receive the retention award, the COBRA benefits and outplacement assistance offered in this letter.

Please sign and return this memo to acknowledge your amended termination date and your new retention bonus and salary increase.

Sincerely,

/s/ John Quicke
John Quicke
Interim President and Chief Executive Officer

I have read and acknowledge the above and agree to the transition dates.

Agreed:

Dated: Dec 10, 2010	BY:	Mary Dotz	/	/s/ Mary Dotz
	Print	/ (Signature)

ADPT Corporation, 691 South Milpitas Boulevard, Milpitas, California 95035 Phone (408) 945-8600 Fax (408) 262-2533